Filed Pursuant to Rule 433

Registration No. 333-261622

THE PNC FINANCIAL SERVICES GROUP, INC.

$1,000,000,000 5.671% FIXED RATE/FLOATING RATE SENIOR NOTES DUE OCTOBER 28, 2025

$1,500,000,000 6.037% FIXED RATE/FLOATING RATE SENIOR NOTES DUE OCTOBER 28, 2033

	2025 Senior Notes	2033 Senior Notes

Issuer:	The PNC Financial Services Group, Inc. (“PNC”)	The PNC Financial Services Group, Inc. (“PNC”)

Security:	5.671% Fixed Rate/Floating Rate Senior Notes due October 28, 2025 (the “2025 Senior Notes”)	6.037% Fixed Rate/Floating Rate Senior Notes due October 28, 2033 (the “2033 Senior Notes”)

Ranking:	Senior	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000	$1,500,000,000

Price to Investors:	100.000% of face amount	100.000% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	October 25, 2022	October 25, 2022

Settlement Date:**	October 28, 2022 (T+3)	October 28, 2022 (T+3)

Maturity:	October 28, 2025	October 28, 2033

Optional Redemption Date:	Redeemable in whole, but not in part, on October 28, 2024, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 30-day period prior to, and including, the maturity date at 100% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption	Redeemable in whole, but not in part, on October 28, 2032, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2033 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 90-day period prior to, and including, the maturity date at 100% of the principal amount of the 2033 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, October 28, 2022 to, but excluding, October 28, 2024	From, and including, October 28, 2022 to, but excluding, October 28, 2032

Floating Rate Period:	From, and including, October 28, 2024 to, but excluding, the maturity date	From, and including, October 28, 2032 to, but excluding, the maturity date

Interest Rates:

Fixed Rate Period: 5.671% annually

Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated October 25, 2022, plus 1.09%

Fixed Rate Period: 6.037% annually

Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated October 25, 2022, plus 2.14%

Interest Payment Dates:

Fixed Rate Period: Each April 28 and October 28, commencing on April 28, 2023 and ending on October 28, 2024

Floating Rate Period: January 28, 2025, April 28, 2025, July 28, 2025 and at the maturity date

Fixed Rate Period: Each April 28 and October 28, commencing on April 28, 2023 and ending on October 28, 2032

Floating Rate Period: January 28, 2033, April 28, 2033, July 28, 2033 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 4.250% due September 30 , 2024	UST 2.750% due August 15, 2032

Reference Benchmark Yield:	4.471%	4.087%

Spread to Reference Benchmark:	120 basis points	195 basis points

Re-offer Yield:	5.671%	6.037%

CUSIP/ISIN:	693475 BH7 / US693475BH73	693475 BJ3 / US693475BJ30

Joint Book-Running Managers:	PNC Capital Markets LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC	PNC Capital Markets LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers	Academy Securities, Inc. Siebert Williams Shank & Co., LLC	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the 2025 Senior Notes and the 2033 Senior Notes (collectively, the “Senior Notes”) will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the second business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest

Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling PNC Capital Markets LLC at 1-855-881-0697, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.